Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Fourth Quarter and Fiscal Year

TEANECK, N.J., September 9, 2015 (GLOBE NEWSWIRE) – Phibro Animal Health Corporation (NASDAQ:PAHC) today announced its financial results for its fourth quarter and fiscal year ended June 30, 2015. It also provided guidance for its fiscal year ending June 30, 2016.

•	Highlights for the June 2015 quarter (compared to the June 2014 quarter)

-	Net sales of $185 million, an increase of 1%

-	Adjusted EBITDA of $27 million, an increase of 12%

-	Adjusted diluted EPS of $0.44

•	Highlights for the June 2015 year (compared to the June 2014 year)

-	Net sales of $749 million, an increase of 8%

-	Adjusted EBITDA of $110 million, an increase of 21%

-	Adjusted diluted EPS of $1.72

•	Guidance for the June 2016 year (compared to the June 2015 year, excluding the 2015 vaccine milestone licensing revenue and income)

-	Net sales of $780 - $800 million, an increase of 5% - 8%

-	Adjusted EBITDA of $113 - $117 million, an increase of 11% - 15%

-	Adjusted diluted EPS of $1.65 - $1.75, an increase of 9% - 15%

COMMENTARY

“Once again, our Animal Health business delivered strong operating performance, with double-digit income growth. As we look to our fiscal year 2016, we expect continued revenue and income growth and improved operating leverage. We are focused on our organic growth opportunities and continue to seek acquisitions that will complement our strategy,” commented Jack Bendheim, Phibro’s Chairman, President and Chief Executive Officer.

QUARTERLY RESULTS

Net sales

Net sales of $185.0 million increased $1.3 million, or 1%, for the three months ended June 30, 2015, as compared to the three months ended June 30, 2014, due to growth in Animal Health and Mineral Nutrition of $3.3 million and $0.7 million, respectively, offset by declines in Performance Products of $2.8 million.

Animal Health

Net sales of $117.4 million grew $3.3 million, or 3%, for the three months ended June 30, 2015, primarily due to volume growth in nutritional specialties and vaccines, partially offset by volume declines in MFAs and other. Nutritional specialty products grew $5.2 million, or 30%, for the three months ended June 30, 2015, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Vaccines grew $1.1 million, or 10%, for the three months ended June 30, 2015, principally from volume growth, including sales of MJ Biologics, Inc. (“MJB”) products. MFAs and other declined $3.0 million, or 3%, primarily due to lower volumes in international markets.

Mineral Nutrition

Net sales of $55.6 million increased $0.7 million, or 1%, for the three months ended June 30, 2015. Increased volumes were partially offset by lower average selling prices, primarily due to lower underlying raw material commodity prices.

Performance Products

Net sales of $11.9 million decreased $2.8 million, or 19%, for the three months ended June 30, 2015, due to lower volumes and reduced average selling prices of copper-based products and lower volumes of personal care products.

Gross profit

Gross profit of $60.8 million increased $6.6 million, or 12%, to 32.9% of net sales, for the three months ended June 30, 2015. Animal Health gross profit increased $7.7 million, due to volume growth, favorable product mix and reduced manufacturing costs from favorable currency movements. Within Animal Health, MFAs and other increased $3.7 million, nutritional specialty products increased $2.9 million and vaccines increased $1.1 million. Mineral Nutrition gross profit increased $0.1 million as higher volumes and lower product costs were offset by lower average selling prices. Performance Products gross profit decreased $1.4 million due to lower volumes, higher product costs and lower average selling prices.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses of $39.9 million decreased $1.3 million, or 3%, for the three months ended June 30, 2015. In 2014 we recognized a $5.4 million loss on an insurance claim previously recorded as an asset. Excluding this amount, SG&A expenses increased $4.0 million, or 11%. Animal Health accounted for $4.1 million of the increase, driven by increased selling headcount and related marketing costs to support MFA and vaccine initiatives and the expansion of our products to the dairy industry and by development spending focused on product lifecycle extensions. Animal Health SG&A also increased due to $0.4 million of acquisition-related accrued compensation related to the MJB transactions.

Adjusted EBITDA

Adjusted EBITDA of $27.0 million increased $2.8 million, or 12%, for the three months ended June 30, 2015. Animal Health adjusted EBITDA increased $3.7 million, or 14%, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition decreased $0.1 million, or 2%, due to increased SG&A. Performance Products decreased $1.1 million due to lower sales volumes. Corporate expenses decreased $0.2 million.

Interest expense, net

Interest expense, net, of $3.7 million decreased $3.1 million for the three months ended June 30, 2015, due to the net result of our April 2014 initial public offering (“IPO”) and refinancing. Current period interest expense included $0.4 million of acquisition-related accrued interest in connection with the MJB transactions.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the three months ended June 30, 2015, amounted to net losses of $1.5 million, as compared to $0.3 million in net gains for the three months ended June 30, 2014. Foreign currency losses in the current period were primarily due to the movement of Brazil and EU currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

Income tax expense was $5.4 million for the quarter ended June 30, 2015, compared with $1.5 million last year. Our consolidated tax provisions are primarily comprised of income taxes relating to profitable foreign jurisdictions. The effective tax rate was 34.2% for the current period. For the quarters ended June 30, 2015 and 2014, we generated domestic taxable losses

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and, because we maintain a full valuation allowance against domestic net deferred tax assets, the provision for income taxes did not include a benefit related to the domestic taxable losses. We paid $1.6 million of cash income taxes in the quarter ended June 30, 2015, compared with $7.3 million for the same quarter last year. Last year’s payments included $3.2 million related to foreign withholding taxes incurred in connection with the repatriation of certain foreign earnings.

Adjusted diluted EPS

Adjusted diluted EPS was $0.44 for the quarter, compared with $0.22 last year on a pro forma adjusted basis. Increased adjusted EBITDA contributed approximately $0.07 of the EPS growth and favorable timing of income tax payments accounted for approximately $0.14 of the EPS growth. The pro forma adjustments to last year reflect the effects of our IPO and refinancing. The pro forma adjustments assume the additional common shares and the refinancing occurred at the beginning of the period.

FULL YEAR RESULTS

Net sales

Net sales of $748.6 million increased $56.7 million, or 8%, for the year ended June 30, 2015, as compared to the year ended June 30, 2014, due to growth in Animal Health and Mineral Nutrition of $39.7 million and $25.5 million, respectively, offset by declines in Performance Products of $8.6 million.

The consolidated statement of operations for the year ended June 30, 2015 included $8.0 million of revenue and gross profit related to milestone payments under a license agreement with a global animal health company to share in the use of our proprietary vaccine delivery technology. We recognized the revenue and profit during the period because certain contractual and regulatory milestones were achieved by the licensee, and we had no remaining performance obligations under the agreement. Excluding the $8.0 million in vaccine licensing milestone revenue, net sales growth was $48.7 million, or 7%.

Animal Health

Net sales of $470.8 million grew $39.7 million, or 9%, for the year ended June 30, 2015, primarily due to volume growth across all product groups. Excluding the $8.0 million in vaccine licensing milestone revenue, net sales growth was $31.7 million, or 7%. MFAs and other grew $9.2 million, or 3%, primarily due to volume growth in international markets. Nutritional specialty products grew $18.6 million, or 30%, for the year ended June 30, 2015, primarily due to U.S. volume growth of our products for the dairy industry and their introduction in select European countries. Excluding the effect of the $8.0 million in vaccine licensing milestone revenue, vaccines grew $3.9 million, or 10%, for the year ended June 30, 2015, principally from volume growth, including sales of MJB products from the January 2015 date of our Collaboration and Distribution Agreement with MJB, which was entered into as part of the MJB transactions.

Mineral Nutrition

Net sales of $227.1 million increased $25.5 million, or 13%, for the year ended June 30, 2015. Increased volumes accounted for approximately three quarters of the sales growth, as current market conditions improved demand for certain trace mineral products. The remainder of the sales increase was due to increased average selling prices primarily due to higher underlying raw material commodity prices.

Performance Products

Net sales of $50.7 million decreased $8.6 million, or 14%, for the year ended June 30, 2015, due to lower volumes and average selling prices of copper-based products and lower volumes of personal care products.

Gross profit

Gross profit of $236.4 million increased $28.6 million, or 14%, to 31.6% of net sales, for the year ended June 30, 2015, with most of the improvement coming from Animal Health. Gross profit growth was $20.6 million, or 10%, for the year ended June 30, 2015, excluding the effect of the $8.0 million in vaccine licensing milestone revenue. Animal Health gross profit increased $20.0 million, excluding the effect of the vaccine licensing milestone revenue, due to volume growth and reduced production costs from favorable currency movements. Within Animal Health, MFAs and other contributed $9.1 million of the increase due to volume growth, nutritional specialty products contributed $10.6 million of the increase primarily due to volume growth, higher average selling prices and lower unit costs from improved operating efficiencies and, excluding the vaccine

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licensing milestone revenue, vaccines gross profit increased $0.2 million principally due to volume growth, partially offset by unfavorable product mix. Mineral Nutrition gross profit increased $3.2 million due to higher volumes and higher average selling prices, partially offset by higher product costs. Performance Products gross profit decreased $2.8 million due to lower average selling prices and lower volumes.

Selling, general and administrative expenses

SG&A expenses of $148.7 million increased $4.7 million, or 3%, for the year ended June 30, 2015. In 2014 we recognized a $5.4 million loss in our consolidated statement of operations on an insurance claim previously recorded as an asset. Excluding this amount, SG&A expenses increased $10.1 million, or 7%. Animal Health accounted for $8.7 million of the increase, driven by increased selling headcount and related marketing costs to support MFA and vaccine initiatives and the expansion of our products to the dairy industry and by development spending focused on product lifecycle extensions. Animal Health SG&A also increased due to $0.7 million of acquisition-related accrued compensation related to the MJB transactions. Corporate expenses accounted for $1.4 million of the increase due to salary and wage-related costs and professional fees, in part related to the costs of being a public company.

Adjusted EBITDA

Adjusted EBITDA of $110.0 million increased $19.4 million, or 21%, for the year ended June 30, 2015. Adjusted EBITDA growth was $11.4 million, or 13%, for the year ended June 30, 2015, excluding the $8.0 million in vaccine licensing milestone revenue. Animal Health adjusted EBITDA increased $12.0 million, or 12%, for the year ended June 30, 2015, excluding the vaccine licensing milestone revenue, due to sales growth and increased gross profit, partially offset by increased SG&A expenses. Mineral Nutrition increased $2.8 million, or 24%, due to higher sales volumes and improved operating margins. Performance Products decreased $2.0 million, or 43%, due to lower sales volumes. Corporate expenses increased $1.4 million due to increases in salary and wage-related costs and professional fees, in part related to the costs of being a public company.

Interest expense, net

Interest expense, net, of $14.3 million decreased $18.7 million for the year ended June 30, 2015, due to the net result of issuing new credit facilities in April 2014, retiring the Mayflower Limited Partnership term loan, the BFI Co., LLC term loan and our former domestic senior credit facility in April 2014 and redeeming our 9.25% senior notes in May 2014. Interest expense also increased due to $0.6 million of acquisition-related accrued interest in connection with the MJB transactions.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the year ended June 30, 2015, amounted to net gains of $5.4 million, as compared to $1.8 million in net losses for the year ended June 30, 2014. Foreign currency gains in the current period were primarily due to the movement of Brazil, Israel, Turkey and EU currencies relative to the U.S. dollar. Foreign currency gains and losses primarily arise from intercompany balances.

Provision for income taxes

Income tax expense was $18.5 million for the year ended June 30, 2015, compared with $9.4 million last year. Our effective tax rate was 23.5% for the current year. Our consolidated tax provisions are primarily comprised of income taxes relating to profitable foreign jurisdictions. For the year ended June 30, 2015, we generated domestic taxable income and, because we maintain a full valuation allowance against domestic net deferred tax assets, the provision for income taxes did not include expense related to domestic taxable income. For the year ended June 30, 2014, we generated a domestic taxable loss and, because we maintain a full valuation allowance against domestic net deferred tax assets, the provision for income taxes did not include a benefit related to the domestic taxable loss. Last year’s expense included a discrete item of $3.2 million of foreign withholding tax expense incurred in connection with the repatriation of certain foreign earnings. We paid $10.8 million of cash income taxes in the year ended June 30, 2015, compared with $12.2 million the previous year. Last year’s payments included $3.2 million related to the foreign withholding taxes.

Adjusted diluted EPS

Adjusted diluted EPS was $1.72 for the year, compared with $1.22 last year on a pro forma adjusted basis. Increased adjusted EBITDA contributed almost all the EPS growth. The pro forma adjustments to last year reflect the effects of our IPO and

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refinancing. The pro forma adjustments assume the additional common shares and the refinancing occurred at the beginning of the periods.

BALANCE SHEET AND CASH FLOWS

•	2.6x leverage ratio at June 30, 2015

-	$290 million total debt

-	$110 million adjusted EBITDA

•	$29 million cash on hand at June 30, 2015

•	$10 million net cash flow before financing for the June 2015 quarter

-	Including funding $5 million of acquisition activity

•	Dividend

-	$3.9 million quarterly dividend paid during the June 2015 quarter

-	$3.9 million quarterly dividend to be paid September 2015

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FINANCIAL GUIDANCE

Our guidance for fiscal year 2016 is:

(millions, except per share)	Guidance	Growth vs. 2015 ex-licensing(1)	Growth vs. 2015 as reported

• Net sales	$780 - $800	5% - 8%	4% - 7%

• Adjusted EBITDA	$113 - $117	11% - 15%	3% - 6%

• Adjusted diluted EPS	$1.65 - $1.75	9% - 15%	(4)% - 2%

• Diluted shares outstanding	40.0 - 40.1

(1)Excludes $8 million of vaccine licensing milestone revenues and income included in the 2015 reported results.

Our Animal Health revenues are expected to grow approximately 7% - 11%, representing most of the total growth. We expect nutritional specialties and vaccines will continue to grow at double-digit rates; we expect MFAs and other will grow in the mid-single digit range. Mineral Nutrition revenues are expected to grow in the low single digits. Performance Products revenues are expected to decline slightly.

We expect our operating margins to expand to approximately 14.5% for the year, a 70 bps improvement over fiscal year 2015, excluding the vaccine licensing milestone revenue and income. We expect an improved gross profit ratio, due to a combination of favorable business and product mix, continuing improvements to operating leverage and favorable currency benefits on manufacturing costs.

We expect our quarterly results will grow at similar rates as our full year expectations, with lower growth rates earlier in the year and increased growth rates later in the year.

We expect cash income taxes of approximately $13 – $14 million for fiscal year 2016, equivalent to approximately 17% of adjusted income before income taxes. We paid $10.8 million of cash income taxes in fiscal year 2015. At the point when our domestic tax provision is no longer affected by valuation allowances, we expect our normalized effective tax rate will approximate 30%.

We expect to generate positive cash flows, after satisfying needs for working capital, capital expenditures, dividends and scheduled debt repayments. Capital expenditures are expected to be approximately $35 million. We remain interested in acquisitions and any positive cash flow could support potential acquisition activity.

We realized the final $8 million of vaccine licensing milestone revenues and income in fiscal year 2015. Beginning in fiscal year 2016 and for approximately a ten-year term, we will earn royalties based on a low single-digit percentage of the licensee’s product sales utilizing the technology. The royalties are subject to annual minimums. We expect royalty revenues of less than $1 million in fiscal year 2016, primarily in the second half of our fiscal year.

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WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call at 9:00 AM (EDT) on Thursday, September 10, 2015, during which the company will review fourth quarter and fiscal year financial results, fiscal year 2016 guidance and respond to questions.

Details for the webcast and conference call:

Date:	Thursday, September 10, 2015

Time:	9:00 AM EDT

Location:	http://investors.pahc.com

	U.S. Toll-Free:	+1 (877) 853-5634
	International Toll:	+1 (315) 625-6893
	Conference ID:	47737485

NOTE: In order to join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “believe,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income and pro forma adjusted diluted earnings per share, to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report Adjusted Net Income to portray the results of our operations prior to considering certain income statement elements. We report pro forma adjusted diluted earnings per share to reflect the pro forma effects of the IPO and refinancing on all periods presented. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income, and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Annual Report on Form 10-K.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

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Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Twelve Months
For the Periods Ended June 30	2015	2014	Change		2015	2014	Change
	(in millions, except per share amounts)

Net sales	$185.0	$183.7	$1.3	1%	$748.6	$691.9	$56.7	8%
Gross profit	60.8	54.3	6.6	12%	236.4	207.8	28.6	14%
Selling, general and administrative expenses	39.9	41.2	(1.3)	(3)%	148.7	144.0	4.7	3%
Operating income	21.0	13.1	7.9	61%	87.7	63.8	23.9	37%
Interest expense, net	3.7	6.8	(3.1)	(45)%	14.3	33.0	(18.7)	(57)%
Foreign currency (gains) losses, net	1.5	(0.3)	1.8	*	(5.4)	1.8	(7.2)	*
Loss on extinguishment of debt	-	22.8	(22.8)	*	-	22.8	(22.8)	*
Income before income taxes	15.8	(16.1)	32.0	*	78.8	6.3	72.5	*
Provision for income taxes	5.4	1.5	3.9	261%	18.5	9.4	9.0	*
Net income	$10.4	$(17.6)	$28.0	*	$60.3	$(3.1)	$63.4	*

Net income per share
basic	$0.27	$(0.47)			$1.55	$(0.10)
diluted	$0.26	$(0.47)			$1.51	$(0.10)

Weighted average common shares outstanding
basic	39.0	37.4			39.0	32.2
diluted	40.0	37.4			39.8	32.2

Ratio to net sales
Gross profit	32.9%	29.5%			31.6%	30.0%
Selling, general and administrative expenses	21.6%	22.4%			19.9%	20.8%
Operating income	11.3%	7.1%			11.7%	9.2%
Income before income taxes	8.5%	(8.8)%			10.5%	0.9%
Net income	5.6%	(9.6)%			8.1%	(0.5)%
Effective tax rate	34.2%	(9.3)%			23.5%	149.6%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Twelve Months
For the Periods Ended June 30	2015	2014	Change		2015	2014	Change
	(in millions)
Net Sales
MFAs and other	$84.2	$87.2	$(3.0)	(3)%	$335.7	$326.6	$9.2	3%
Nutritional specialties	21.6	16.3	5.2	32%	81.7	63.1	18.6	30%
Vaccines	11.7	10.6	1.1	10%	53.4	41.4	11.9	29%
Animal Health	117.4	114.1	3.3	3%	470.8	431.1	39.7	9%
Mineral Nutrition	55.6	54.9	0.7	1%	227.1	201.6	25.5	13%
Performance Products	11.9	14.7	(2.8)	(19)%	50.7	59.3	(8.6)	(14)%
Total	$185.0	$183.7	$1.3	1%	$748.6	$691.9	$56.7	8%

Adjusted EBITDA
Animal Health	$29.9	$26.1	$3.7	14%	$120.3	$100.3	$20.0	20%
Mineral Nutrition	3.4	3.5	(0.1)	(2)%	14.4	11.6	2.8	24%
Performance Products	0.5	1.5	(1.1)	(70)%	2.6	4.6	(2.0)	(43)%
Corporate	(6.7)	(6.9)	0.2	*	(27.3)	(25.9)	(1.4)	*
Total	$27.0	$24.2	$2.8	12%	$110.0	$90.6	$19.4	21%

Ratio to segment net sales
Animal Health	25.4%	22.9%			25.5%	23.3%
Mineral Nutrition	6.2%	6.4%			6.4%	5.8%
Performance Products	3.8%	10.4%			5.2%	7.8%
Corporate (1)	(3.6)%	(3.8)%			(3.6)%	(3.7)%
Total (1)	14.6%	13.2%			14.7%	13.1%
(1)reflects ratio to total net sales

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$10.4	$(17.6)	$28.0	*	$60.3	$(3.1)	$63.4	*
Interest expense, net	3.7	6.8	(3.1)	(45)%	14.3	33.0	(18.7)	(57)%
Provision for income taxes	5.4	1.5	3.9	261%	18.5	9.4	9.0	96%
Depreciation and amortization	5.7	5.8	(0.2)	(3)%	21.6	21.5	0.2	1%
EBITDA	25.2	(3.5)	28.7	*	114.7	60.7	53.9	89%
Loss on insurance claim	-	5.4	(5.4)	*	-	5.4	(5.4)	*
Acquisition related accrued compensation	0.4	-	0.4	*	0.7	-	0.7	*
Foreign currency (gains) losses, net	1.5	(0.3)	1.8	*	(5.4)	1.8	(7.2)	*
Loss on extinguishment of debt	-	22.8	(22.8)	*	-	22.8	(22.8)	*
Adjusted EBITDA	$27.0	$24.2	$2.8	12%	$110.0	$90.6	$19.4	21%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

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Phibro Animal Health Corporation

Adjusted Net Income

	As Reported		Adjustments		Adjusted
For the Three Months Ended June 30	2015	2014	2015	2014 (1)	2015	2014 (1)
	(in millions, except per share amounts)

Net sales	$185.0	$183.7	$-	$-	$185.0	$183.7
Gross profit	60.8	54.3	-	-	60.8	54.3
Selling, general and administrative expenses(2)	39.9	41.2	(1.6)	(6.5)	38.3	34.7
Operating income	21.0	13.1	1.6	6.5	22.6	19.6
Interest expense, net (3)	3.7	6.8	(0.4)	(3.2)	3.3	3.5
Foreign currency (gains) losses, net	1.5	(0.3)	(1.5)	0.3	-	-
Loss on extinguishment of debt	-	22.8	-	22.8	-	-
Income before income taxes	15.8	(16.1)	3.5	32.2	19.3	16.0
Provision for income taxes(4)	5.4	1.5	(3.8)	5.8	1.6	7.3
Net income	$10.4	$(17.6)	$7.2	$26.4	$17.6	$8.7

Net income per share - diluted	$0.26	$(0.47)			$0.44	$0.22

Weighted average common shares outstanding - diluted(5)	40.0	37.4	-	2.1	40.0	39.5

For the Years Ended June 30
Net sales	$748.6	$691.9	$-	$-	$748.6	$691.9
Gross profit	236.4	207.8	-	-	236.4	207.8
Selling, general and administrative expenses(6)	148.7	144.0	(5.3)	(10.3)	143.4	133.7
Operating income (loss)	87.7	63.8	5.3	10.3	93.0	74.1
Interest expense, net (7)	14.3	33.0	(0.6)	(19.2)	13.7	13.8
Foreign currency (gains) losses, net	(5.4)	1.8	5.4	(1.8)	-	-
Loss on extinguishment of debt	-	22.8	-	22.8	-	-
Income before income taxes	78.8	6.3	0.5	54.0	79.3	60.3
Provision for income taxes(4)	18.5	9.4	(7.7)	2.8	10.8	12.2
Net income	$60.3	$(3.1)	$8.2	$51.3	$68.5	$48.1

Net income per share - diluted	$1.51	$(0.10)			$1.72	$1.22

Weighted average common shares outstanding - diluted(5)	39.8	32.2	-	7.3	39.8	39.5

(1)2014 includes pro forma adjustments to reflect the effects of our initial public offering and refinancing.

(2)Adjustments to selling, general and administrative expense include acquisition related accrued compensation of $0.4 for the three months ended June 30, 2015; loss on insurance claim of $5.4 for the three months ended June 30, 2014; intangible amortization of $1.2 and $1.2 and stock-based compensation of $0.0 and less than $0.1 for the three months ended June 30, 2015 and 2014, respectively.

(3)Adjustments to interest expense, net include acquisition related accrued interest of $0.4 and $0.0 for the three months ended June 30, 2015 and 2014, respectively.

(4)We adjust the provision for income taxes to reflect cash income taxes paid in the period.

(5) Prior year weighted average diluted shares are pro forma for our IPO and are based on a $19.01 market price, equal to the average for April 11-June 30, 2014.

(6)Adjustments to selling, general and administrative expense include acquisition related accrued compensation of $0.7 in 2015; loss on insurance claim of $5.4 in 2014; intangible amortization of $4.6 and $4.9 and stock-based compensation of $0.0 and less than $0.1 for the years ended June 30, 2015 and 2014, respectively.

(7)Adjustments to interest expense, net include acquisition related accrued interest of $0.6 and $0.0 for the years ended June 30, 2015 and 2014, respectively.

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Phibro Animal Health Corporation

Operating and Investing Cash Flows

	Three Months			Twelve Months
For the Periods Ended June 30	2015	2014	Change	2015	2014	Change
	(in millions)

Adjusted EBITDA	$27.0	$24.2	$2.8	$110.0	$90.6	$19.4
Interest paid	(3.2)	(13.3)	10.1	(12.9)	(45.4)	32.5
Income taxes paid	(1.6)	(7.3)	5.6	(10.8)	(12.2)	1.4
Changes in operating assets and liabilities and other items	(0.4)	(3.8)	3.4	(17.6)	(16.5)	(1.1)
Payment of premium and costs on extinguished debt	-	(17.2)	17.2	-	(17.2)	17.2
Net cash provided (used) by operating activities	$21.9	$(17.3)	$39.2	$68.7	$(0.7)	$69.4

Capital expenditures	$(7.0)	$(5.6)	$(1.4)	$(20.1)	$(19.8)	$(0.2)
Business acquisitions	(5.4)	-	(5.4)	(10.4)	-	(10.4)
Other investing	(0.0)	(0.5)	0.5	(4.0)	0.4	(4.5)
Net cash provided (used) by investing activities	$(12.4)	$(6.1)	$(6.3)	$(34.5)	$(19.4)	$(15.1)

Net cash flow before financing activities	$9.5	$(23.4)	$32.9	$34.2	$(20.1)	$54.4

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a diversified global developer, manufacturer and marketer of a broad range of animal health and mineral nutrition products for use in the production of poultry, swine, cattle, dairy and aquaculture. For further information, please visit www.pahc.com.

Contact:	Phibro Animal Health Corporation

Richard Johnson

Chief Financial Officer

+1-201-329-7300

or

investor.relations@pahc.com

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